LightPath Technologies to Present at the 7th Annual Optics Valley of China International Optoelectronic Exposition

Company to Showcase Expanded Lens Catalog From November 2 - 5, 2010 in Hubei Province, China

ORLANDO, FL -- (Marketwire - November 01, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today that it will be showcasing its expanded lens catalog at the Optics Valley of China International Optoelectronic Exposition and Forum ("OVC Expo") from November 2 - 5, 2010 in Booths A097 and A098 at the Wuhan Science & Technology Convention and Exhibition Center in Wuhan, Hubei province, China.

During the event, LightPath will present its most recent, advanced designs for aspheric laser tool lenses and new designs for Blue Laser collimating lenses. "Displaying at this exhibition allows LightPath to directly connect with the large numbers of optical manufacturing companies in Wuhan, a hub of innovation and high-technology supported in part by China's Ministry of Industry and Information Technology. The OVC Expo is another step in executing our strategy to target specific markets in Asia and become a dominant OEM supplier for molded glass aspheric optical components in China," said LightPath CEO Jim Gaynor.

The 7th OVC Expo is an important international meeting for optical designers, engineers and manufacturers involved in the production of optical components and systems in the Wuhan Optical Valley in China. This year's expo is being jointly organized by China's Ministry of Industry and Information Technology; Ministry of Science and Technology; National Development and Reform Commission; Ministry of Education; State Intellectual Property Office; Chinese Academy of Sciences; Chinese Academy of Engineering; and the People's Government of Hubei Province. For more information, visit http://www.ovcexpo.com.cn/page/eng/.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com